UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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U.S. Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. ENERGY CORP.
Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming  82501
-------------------------
Notice of Annual Meeting of Shareholders
-------------------------

We are pleased to give you notice of our Annual Meeting of Shareholders:

Date:                      Friday, June 27, 2008
Time:                      10:00 AM MDT
Place:                      877 North 8th West, Riverton, Wyoming 82501

Purpose:	-	Elect three directors to serve until the third succeeding annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified;

-	Approve the 2008 Stock Option Plan for non-employee independent directors;

-      Ratify appointment of the independent auditor; and

-      Transact any other business that may properly come before the meeting.

Record Date:        April 28, 2008.  The stock transfer books will not be closed.

If you owned our common stock at the close of business on April 28, 2008, you may attend and vote at the meeting.  A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Riverton, Wyoming for the ten days prior to the meeting for any purpose related to the meeting.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to most of our stockholders a Notice of Internet Availability of proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report.  The Notice contains instructions on how to access those documents over the Internet.  The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card.  All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail.  We believe that this new process will allow us to more quickly provide our stockholders with the information they need, while reducing the environmental impact and lowering the cost of printing and distributing our proxy materials.

Your vote is important.  Whether or not you plan to attend the meeting I hope that you will vote as soon as possible.  You may vote your shares via a toll-free telephone number or over the Internet.  If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card for the meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided.  Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors

Dated:  May 12, 2008                                                                           Steven R. Youngbauer, Secretary

U.S. ENERGY CORP.

Minerals Plaza, Glen L. Larsen Building
877 North 8th West
Riverton, Wyoming  82501

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
ON FRIDAY, JUNE 27, 2008

The Annual Report to Shareholders for the fiscal year ended December 31, 2007 is available on or about May 16, 2008.  The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report and the Audit Committee Certification.

This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of U.S. Energy Corp. (“U.S. Energy” or “the Company”) for the annual meeting of shareholders (the "meeting") to be held on Friday, June 27, 2008 and at any adjournments of the meeting.

Who Can Vote

If you held any shares of common stock on the record date (April 28, 2008), then you will be entitled to vote at the meeting.  If you held stock in your own name, you may vote directly.  If you own stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials.

Common Stock Outstanding on the Record Date: 24,084,191 Shares

Quorum and Voting Rights

A quorum for the meeting will exist if a majority of the voting power of the shareholders is present at the meeting, in person or represented by properly executed proxy delivered to us prior to the meeting.  Shares of common stock present at the meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum.  A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

You are entitled to one vote for each share of U.S. Energy Corp. common stock you hold, except that in the election of directors you may cumulate your votes. Cumulative voting generally allows each holder of shares of common stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.  Nominees in number equal to the seats to be filled, who receive a plurality of votes cast, are elected.  If you abstain from voting, your shares will not be counted for or against any director.

Each of the other proposals, and any other matter which properly comes before the meeting, will be approved if the number of votes cast in favor exceeds the number of votes opposed.

Abstentions and broker non-votes will have no effect on the election of directors.  Abstentions as to all other matters which properly may come before the meeting will be counted as votes against those matters.  Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

How Your Proxy Will Be Voted; Recommendation of the Board

The Board of Directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

The Board of Directors recommends you vote in favor of the nominees for directors, in favor of the 2008 Stock Option Plan for the non-employee independent directors and in favor of ratifying management's re-appointment of the audit firm.

Granting Your Proxy

If you properly complete the appropriate form of proxy in accordance with the Notice and Access rules, your shares will be voted as you specify.  If you make no specifications, your proxy will be voted in favor of all proposals.

We expect no matters to be presented for action at the meeting other than the items described in this proxy statement.  However, as permitted by SEC rule 14a-4(c), the proxy will confer discretionary authority with respect to any other matter that may properly come before the meeting, including any matter of which we did not have notice at least 150 days before the date of mailing proxy materials for last year's meeting.  The persons named as proxies intend to vote in accordance with their judgment on any matters that may properly come before the meeting.

Revoking Your Proxy

If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted.  You also may attend the meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting.  In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses.  We have not hired a solicitation firm for the meeting.  Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

Requirement and Deadlines for Shareholders to Submit Proxy Proposals

Generally, we hold the annual meeting on a Friday in June.  Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our Annual Meeting of Shareholders to be held in June 2009, the proposal must be received by us in writing at least 150 calendar days in advance of the meeting date, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501; Attention:  Steven R. Youngbauer, Secretary.

Corporate Governance, Audit Committee, Compensation Committee and Nominating Committee

Meetings of the Board.  The Board of Directors, which held eight formal meetings in 2007, has primary responsibility for directing management of the business.  The board currently consists of seven members.  All meetings were attended by the full board of directors serving at the time of the meeting during 2007.  The board conferred informally on several other occasions during the year.  From time to time the directors also approve various matters by consent minutes without conducting formal meetings; there were no such proceedings in 2007.

Attendance by Directors at Annual Meetings.  Although most of the directors attend annual meetings of shareholders, we do not require such attendance.  All of the directors attended the 2007 annual meeting of shareholders either in person or on the telephone, and the regular meeting of the Board of Directors following the 2007 annual meeting of shareholders.

Communications from Security Holders to the Board of Directors.  Security holders may send communications to the Board of Directors, by addressing their communications to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors, or Mark J. Larsen, President, at 877 N. 8th West, Riverton, Wyoming 82501.  The independent directors have established a process for collecting and organizing communications from security holders.  Pursuant to this process, Keith and Mark Larsen will determine which of the communications address matters of substance and which should be considered by all directors, and will send those communications to all the directors for their consideration.

Audit Committee.  To provide effective direction and review of fiscal matters, the board has established an Audit Committee.  The Audit Committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems.  The Audit Committee also recommends selection of auditing and internal audit firms and exercises general oversight of the activities of our independent auditors, principal financial and accounting officer and accounting employees and related matters. The Chairman of the Audit Committee is Michael H. Feinstein, a non-practicing Certified Public Accountant.  Members of the Audit Committee are Allen S. Winters, H. Russell Fraser and Michael T. Anderson, a non- practicing Certified Public Accountant.  All members of the Audit Committee are independent directors under criteria established by rule 4200(a)(15) adopted by the National Association of Securities Dealers, Inc. ("NASD," also now known as the Financial Industry Regulatory Authority, “FINRA”).  The Audit Committee met four times during 2007.  All other Audit Committee members attended the meetings.

The Board of Directors has determined that Michael H. Feinstein and Michael T. Anderson both are Audit Committee financial experts as defined in rule 401(h) of the SEC's regulation S-K.

The Audit Committee has reviewed our financial statements for the twelve months ended December 31, 2007 and discussed them with management.  The committee also discussed with the independent audit firm the various matters required to be discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380).  Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the twelve months ended December 31, 2007.

The Audit Committee has adopted a written charter, a copy of which is included with these proxy materials.

Compensation Committee.  The Company has a Compensation Committee, whose members are Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein.  These men are independent under criteria established by the NASD.  Mr. Anderson serves as the Chairman of the Compensation Committee.  This committee met formally on four occasions in 2007, and discussed compensation matters informally several times throughout the fiscal year.  All Compensation Committee members attended all meetings of their committee during 2007 either in person or by phone.

The Compensation Committee reviews and recommends to the Board of Directors compensation packages for the officers of U.S. Energy Corp.  Please see the Compensation Discussion and Analysis under “Executive Compensation” below.

Executive Committee.  The Executive Committee members are Keith G. Larsen, Chairman, Mark J. Larsen, Robert Scott Lorimer and Allen S. Winters.  This committee helps implement the Board of Directors' overall directives as necessary.  This committee usually does not conduct formal meetings.

Nominating Committee and Nominating Process.  When needed as determined by the Board of Directors, the Nominating Committee considers and recommends to the Board of Directors individuals who may be suitable to be nominated to serve as directors.  Allen S. Winters, H. Russell Fraser, Michael T. Anderson, and Michael H. Feinstein are the Nominating Committee members; they are independent under criteria established by the NASD.  Mr. Fraser serves as Chairman of the Nominating Committee.

The Nominating Committee has adopted a written charter regarding the Company's director and officer nomination process.  The Nominating Committee approves all nominations to serve on the Board of Directors as well as Officers.

Pursuant to its charter, the Nominating Committee has adopted a policy for consideration of any director candidates recommended by security holders, or otherwise, and may (or may not) recommend to the Board of Directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

•
At least 150 calendar days before the meeting date, the security holder requests in writing that the Nominating Committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting.  The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials.  Such requests should be addressed to Keith G. Larsen, Chief Executive Officer and Chairman of the Board of Directors who will forward the requests to the Nominating Committee.

•
The candidate meets certain specific minimum qualifications: Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration companies, with particular emphasis on understanding  and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements.  A security holder-recommended candidate also will have to possess a good business and personal background, which the Nominating Committee will independently verify.  These same categories of qualifications will be used by the Nominating Committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

•
Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the Nominating Committee in good faith, the full Board of Directors, by majority vote, will make the final decision whether to include an individual on an Annual Meeting election slate and identified in the proxy statement for that Annual Meeting.

•	For the 2008 Annual Meeting, or for the following Annual Meeting, the Nominating Committee has not received a request from any security holder for consideration of a nominee candidate.

Principal Holders of Voting Securities and Ownership by Officers and Directors

The following are record holders as of April 10, 2008 who owned more than five percent of the outstanding common stock, as well as the stock beneficially held by each director and nominee, and each officer, and by all officers and directors as a group.  This information is based on SEC reports or as otherwise known to us.  Beneficial ownership includes the shares underlying presently exercisable options.

Except as noted, each holder exercises sole voting and dispositive powers over the shares listed opposite the holder's name, excluding shares subject to forfeiture and those held in ESOP accounts established for the holder's benefit.

The ESOP Trustees, Keith G. Larsen and Mark J. Larsen, exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares.  It should be noted that voting and dispositive powers over certain shares are shared by one or more of the listed holders; those shares are reported for each holder having a shared interest.

		Amount and Nature of Beneficial Ownership				Total
Name of		Voting Rights		Dispositive Rights		Beneficial	Percent
Benificial Owner		Sole	Shared	Sole	Shared	Ownership	of Class (1)

Keith G. Larsen	*(2)	1,044,828	155,811	978,975	541,735	1,586,563	6.4%

Mark J. Larsen	*(3)	804,749	160,411	752,477	541,735	1,346,484	5.5%

Robert Scott Lorimer	*(4)	936,074	-	862,097	-	936,074	3.8%

Mike Anderson	*(5)	83,087	-	83,087	-	83,087	0.3%

Michael H. Feinstein	*(6)	31,158	-	31,158	-	31,158	0.1%

H. Russell Fraser	*(7)	152,913	1,300	152,913	1,300	154,213	0.6%

Allen S. Winters	*(8)	600	-	600	-	600	0.0%

Steven R. Youngbauer	**(9)	250,149	-	236,574	-	250,149	1.0%

All officers and directors
as a group (eight persons)	(10)	3,303,558	161,711	3,097,881	543,035	3,304,858	12.5%

Corriente Advisors, LLC	(11)	2,105,339		2,105,339		2,105,339	8.7%
210 Main Street
Fort Worth, TX 76102

Sprott Asset Management	(11)	1,678,500		1,678,500		1,678,500	7.0%
200 Bay Street
Toronto, Ontario

(1)      Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

(2)      Mr. Keith Larsen exercises sole voting rights over 249,335 directly held shares, 65,853 shares held in an ESOP account established for his benefit and 729,640 shares underlying options.  He exercises shared voting rights over 155,811 unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustee, Mr. Mark Larsen.  Mr. Keith Larsen exercises sole dispositive rights over 249,335 directly held shares, and 729,640 shares underlying options.  He exercises shared dispositive rights over 541,735 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

 (3)      Mr. Mark Larsen exercises sole voting rights over 127,772 shares held directly, 4,600 Custodial Shares, 52,272 shares held in the ESOP account established for his benefit, and 620,105 shares underlying options.  He exercises shared voting rights over 155,811 unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustee, Mr. Keith Larsen, and 4,600 Custodial shares.  Mr. Larsen exercises sole dispositive rights over 127,772 shares held directly, 4,600 Custodial shares, and 620,105 shares underlying his options.  He exercises shared dispositive rights over 541,735 shares in his capacity as an ESOP Trustee with the other ESOP Trustee.

(4)      Mr. Lorimer exercises sole voting rights over 319,958 directly held shares, 73,977 shares held in the ESOP account established for his benefit, and 542,139 shares underlying options.  He exercises sole dispositive rights over 319,958 directly held shares, and 542,139 shares underlying options.

(5)      Mr. Anderson exercises sole voting rights over 8,087 directly owned shares and 75,000 shares underlying his options.  He exercises sole dispositive rights over 8,087 directly owned shares and 75,000 shares underlying his options.

(6)      Mr. Feinstein exercises sole voting rights over 6,158 directly held shares and 25,000 shares underlying options.  Mr. Feinstein exercises sole dispositive rights over 6,158 directly held shares and 25,000 shares underlying options.

(7)      Mr. Fraser exercises sole voting rights over 20,413 directly held shares, 4,000 shares held in an IRA for his benefit, 1,000 shares held in a street name account for his benefit and 127,500 shares underlying options.  He exercises shared voting rights over 1,300 shares held directly by his wife.  Mr. Fraser exercises sole dispositive rights over 20,413 directly held shares, 4,000 IRA shares, 1,000 held in a street name account for his benefit and 127,500 shares underlying his options.  He exercises shared dispositive powers over 1,300 of his wife's shares.

(8)      Mr. Winters exercises sole voting rights and sole dispositive rights over 600 directly held shares.

(9)      Mr. Youngbauer exercises sole voting rights over 61,574 shares held directly, 13,575 shares held in the ESOP account established for his benefit and 175,000 shares underlying options.  He exercises sole dispositive rights over the 61,574 shares directly held and 175,000 shares underlying his option.

(10)   The group exercises sole voting rights over 793,897 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs, 4,600 custodial shares, 205,677 ESOP shares and 2,294,384 shares underlying options.  Shared voting rights are exercised over 1,300 shares held in IRA accounts for spouses, 4,600 custodial shares and 155,811 shares held in the ESOP which are not allocated to plan participants.

The sole dispositive shares consist of 793,897 directly held shares, 1,000 shares held in joint tenancy, 4,000 shares held in IRAs, 4,600 custodial shares, and 2,294,384 shares underlying options.  The group exercises shared dispositive rights over 1,300 shares held in IRA accounts for spouses, 541,735 shares held in the ESOP.

(11)                 Based upon the most recent Schedule 13G filed by the reporting person.

*	Director
**	Officer Only

Proposal 1:                                Election of Directors

Directors

The directors are divided into three classes, each consisting of two persons so far as practicable, to be elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal.  Two of the nominees for election, Michael H. Feinstein and H. Russell Fraser, are incumbent directors standing for re-election.  Robert Scott Lorimer is also an incumbent, but was appointed a director by the board in 2008, to fill the vacated seat of Harold F. Herron due to early retirement.  Mr. Lorimer is therefore now standing for election by the shareholders.  Directors are subject to a mandatory retirement age of 70 years of age.  If a director reaches the age of 70 during his regularly elected term, he is allowed to serve out the term to which he was elected prior to turning 70 years of age.  Mr. Feinstein has been exempted from the mandatory retirement age for one additional term on a one time only exemption for all directors and is standing for re-election in 2008.  If elected, he will serve until the annual meeting in 2011 at which time he will be required to retire from the Board of Directors.

Current directors are:

	Other		Meeting at
Name, age and	positions with	Director	which term
designation	with the Company	Since	will expire

Keith G. Larsen (49)	CEO and Chairman	1997	2009

Mark J. Larsen (45)	President and COO	2006	2010

Robert Scott Lorimer (57)	CFO and Treasurer	2008	2008

Allen S. Winters (67)		2007	2009

Michael H. Feinstein (72)		2004	2008

H. Russell Fraser (66)		1996	2008

Mike Anderson (56)		2003	2010

Executive officers are elected by the Board of Directors at the annual directors' meeting, which follows each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal.  If elected, the terms of Messrs. Lorimer, Feinstein and Fraser as directors will expire at the 2011 annual meeting.  Executive Officers are subject to mandatory retirement at the age of 70.  The Board of Directors can request service by an officer beyond the age of 70 on a case by case basis as appropriate.

Family Relationships.

Keith G. Larsen, a director, CEO and Chairman, and Mark J. Larsen, a director, President, and COO are brothers.

Business Experience and Other Directorships of Directors and Officers.

Keith G. Larsen, age 49, has been principally employed by U.S. Energy Corp. for more than the past five years.  He has been a director since November 25, 1997, and was its President and Chief Operating Officer from that date until August 23, 2005, when he became Chairman of the Board and Chief Executive Officer.  Mr. Larsen also is director of Sutter Gold Mining, Inc. (“SGMI”), a gold prospect company of which U.S. Energy Corp. owns 54.4%.

Mark J. Larsen, age 45, has been principally employed by U.S. Energy Corp. for more than the past five years.  He became President and Chief Operating Officer of U.S. Energy Corp. on August 23, 2005.  Mr. Larsen graduated from the University of Wyoming with a B.S. Degree in Business Management.

Robert Scott Lorimer, age 57, has been Chief Accounting Officer, Chief Financial Officer, Vice President of Finance and Treasurer of U.S. Energy for more than the past five years.  Mr. Lorimer also has been their Vice President Finance since April 1998, and became a director of  U.S. Energy Corp. in 2008.  Mr. Lorimer has over 30 years experience in the minerals industry.  Prior to joining U.S. Energy in 1980, Mr. Lorimer served as Controller for the Gas Hills uranium operations for TVA.  Mr. Lorimer received a B.S. in Finance, Accounting, Economics and German from Brigham Young University and worked toward a Masters in Accountancy at the University of Nebraska.  Mr. Lorimer serves on the Advisory Board of First Interstate Bank.

Steven R. Youngbauer, age 57, was appointed General Counsel and Secretary in January 2007.  Mr. Youngbauer served as Assistant Secretary and Associate General Counsel to U.S. Energy since February 2004.  Mr. Youngbauer has over 25 years experience in the legal profession and 30 years in the mining industry.  Mr. Youngbauer has served in various capacities including President, Vice President and General Counsel to oil and gas production companies and Amax Coal West, Inc.  Mr. Youngbauer received a Juris Doctorate Degree from the University of Wyoming Law School in 1982 and also served as a Wyoming State Senator, Chairman of the Wyoming Environmental Quality Council and on the Board of Directors of the Wyoming Mining Association.

Allen S. Winters, age 67, became a director on January 23, 2007.  Mr. Winters has over 40 years of experience in mining industry including Vice President and General Manager with Homestake Mining Company.  Mr. Winters has a B.S. in Mining Engineering and a M.S. in Geological Engineering.

Michael H. Feinstein, age 72, has been director since September 2004.  Mr. Feinstein is a graduate of Wharton School, University of Pennsylvania.  He became a certified public accountant in the state of Colorado in 1960.  Mr. Feinstein is currently a financial and business consultant and the Director of Taxation for an accounting firm in Scottsdale, Arizona which provides accounting and tax services to small businesses.  He has over 40 years of accounting, auditing, and business experience including a partner for Deloitte & Touche and its predecessors.  He has served as a director, CFO and CEO of numerous public and private companies.

H. Russell Fraser, age 66, has been a director since 1996.  He is past president and director of American Capital, Inc., the first "A" rated financial guarantee company in New York, New York.  Mr. Fraser was chairman of the board and chief executive officer of Fitch Investors Services, L.P.  Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company.  From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States.  Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at PaineWebber, Inc.  Mr. Fraser holds a B.S. in finance and economics from the University of Arizona.

In August 2004, Mr. Fraser and his wife, and two family companies, filed petitions for reorganization under Chapter 11 of the Bankruptcy Code, due to the impact of health problems in 2004.

Michael Thomas Anderson, age 56, has been a director since 2003.  Mr. Anderson has run his own accounting and consulting practice since 1993.  Prior to that, he was chief financial officer for an operating unit of a Fortune 500 company for eight years.  From 1977 to 1985, Mr. Anderson worked in public accounting.  He is a member of the AICPA and The Wyoming Society of Certified Public Accountants.  Mr. Anderson holds a B.S. degree in accounting from Brigham Young University.

Filing of Reports Under Section 16(a)

We have reviewed reports on Forms 3, 4 and 5 of ownership of common stock in the Company which have been filed with the SEC in 2007 under section 16(a) of the Exchange Act, and written representations from the filing persons.  Based solely upon review of the reports and representations, two officers reported transactions late on one occasion each: Keith G. Larsen and Mark J. Larsen.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation discussion and analysis is intended to illustrate the aspects of executive compensation and the different types of compensation utilized by U.S. Energy to attract and retain executives, incentive performance along various measures, and to adequately compensate key employees for their significant contributions to the ongoing success of the Company.  Initially, an explanation of the current business environment is provided which is followed by an overview of the general philosophy with regard to executive compensation.  Following that discussion, we provide a review of the Compensation Committee and their roles and objectives followed by a discussion of each of the types of compensation employed and their intent.  Next, included are tables illustrating the actual compensation transactions during the most recent fiscal year with each table being followed by a narrative explanation of the information presented.  Finally, we provide a brief discussion of future compensation issues and potential considerations to be reviewed by the Compensation Committee.

Business Environment

U.S. Energy is not an operator under the typical definition for the mineral extraction industries.  It helps to understand some of the approaches the Company takes in regard to structuring compensation for its key employees.  For more than 40 years, the Company’s business model has been the acquisition, development and sale (or joint venturing) of mineral properties.  Our business typically has generated transaction-based revenues instead of recurring operating revenues (with the exception of the coal bed methane sector, which was sold in mid-2005).  Transaction-based business requires long lead times to acquire and explore properties, and perform development work, while monitoring commodity price trends, before the properties can be sold or joint ventured.  Our compensation policies to date have been tailored to fit this business strategy.  For each deal, different individuals in the Company are involved to varying degrees with critical functions such that the Compensation Committee and Board have opted to align its compensation philosophy and application with the nature of the Company’s ongoing success in its business strategy.

In addition, U.S. Energy is headquartered in Riverton, Wyoming, which is considered a very rural area and the attraction of talent can be difficult.  The nature of the complexity of operations and business strategies is such that it would be extremely difficult to hire certain key roles from outside the Company and have them be able to quickly adapt and provide value in driving the business.  All of these factors have been taken into account to develop the overall compensation philosophy.

Compensation Philosophy

Considering the Company’s business environment, the nature of operations, and in an attempt to keep total compensation competitive and reduce turnover, U.S. Energy employs a combination of short term and long term compensation to reduce short term cash flow burdens, increase performance, retain personnel, and provide some compensation assurance to executives if there should be a hostile takeover situation.  This philosophy focuses on multiple measuring points including current success and the future potential of success, blended with components of loyalty to the firm (i.e. years of service and dedication to project and deadline completion) and expertise in individual roles, to arrive at what we feel are competitive compensation and severance packages.  They are designed to retain key personnel, achieve short term and long term financial performance and stock appreciation.  Due to the nature of the business strategy and the uncertainty associated with specific projects, compensation decisions are based significantly upon a project by project analysis as well as our financial position, rather than preset bonus and award structures.

Compensation Objectives and Compensation Committee Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for evaluating and recommending, after deliberation, an executive compensation program to the full board.  The Compensation Committee meets regularly and receives input from Company executives.   All base salaries equal to or in excess of $100,000 per year are reviewed and approved by the Compensation Committee on a case by case basis.  Once a compensation determination has been made, it is communicated to the full Board of Directors which then votes to approve or disapprove the Compensation Committee’s recommendations.  Any changes to compensation for executives or any employee related to them, must be approved by the Compensation Committee.

Objectives of the Compensation Program

Our compensation plans focus on two principles and allocate a substantial portion of overall compensation to attaining operational and financial goals, such as assembling and developing attractive property packages at reasonable cost, then selling or joint venturing the properties.

The principles are

•
A substantial portion of compensation should be performance based.  This is accomplished through periodic cash bonuses, and seeks to obtain continued exemplary service from the executives through salary, and their equity participation.

and

•      Compensation in the form of equity awards  (stock and options) are designed to allow the executives to build personal and shareholder wealth.  Their personal equity benefit is the same as the other shareholders.  We do not pay stock appreciation rights.

Individual executive performance is evaluated to arrive at compensation levels which the Compensation Committee and board believe, based on their general business / industry knowledge and experience, are generally comparable to those paid to executives in other companies of similar size, and type of operations, in the minerals industry.  However, neither the Compensation Committee nor the board engages in “benchmarking” of total compensation (or any particular element of compensation) paid to the executives as compared to compensation paid at other companies.

Executive compensation consists of base salary, discretionary bonus, and long-term equity incentives (options and stock awards).  The Compensation Committee does not set upper or lower limits on the total amount of compensation (all three categories taken together) paid to any executive in a year.  Executives also participate in two broad-based plans for all employees (ESOP and 401(k)).  The Compensation Committee does not take into account compensation paid in prior years, except on occasion (for example the June 2007 and September 2006 Company-wide bonuses discussed in detail below) as part of the process of allocating bonus amounts among all employees based on total compensation.  Generally, except for Company-wide bonuses, decisions surrounding amounts paid to any one executive in salary, bonuses, and long-term equity incentives are determined independently of one another.

The summary below reflects the compensation elements currently being utilized.  All compensation arrangements as well as any changes thereto are approved by the full Board of Directors, upon the recommendations of the Compensation Committee.  The executives make compensation proposals to the Committee (awards of options, stock, bonuses, and salary) but do not participate in the Committee’s deliberations.  Other than actuarial consultants who help assess ESOP valuation and the accrual of the executive retirement benefit, the Committee does not use outside consultants.  When making decisions on proposed compensation, the Committee may take into account the total historical compensation package for each executive (for example, options granted in prior years).

Types of Executive Compensation Utilized

U.S. Energy employs the following compensation types for its executives.  The combination of these elements allows executives to focus on current operations without disproportionate concern for the short term ups and downs of the business, which facilitates better long term decision making and project planning.

Base Wages (guaranteed amount) – Determined by the Committee for executive positions and based on the scope of responsibilities, seniority, our ability to replace the individual, and other primarily judgmental factors deemed relevant by the board.  Salaries are reviewed from time to time by the Committee and the Board, and may be adjusted.

•
Cash Bonuses (short term incentive amount) – Discretionary cash bonuses are determined by the Committee with input from executives as to total amounts.  In addition to periodic discretionary bonuses, we have traditionally paid a cash holiday bonus to all employees, including executives, based on a percentage of base pay, ranging from 3-10%, but these bonuses may not be paid in future years depending on available cash and the budget.  All cash bonuses, except the holiday bonus, are awarded by the Compensation Committee based on Company financial condition, successful completion of projects, performance on projects (for example, attaining significant milestones), acquisitions and divestiture of companies and assets taking into account staff tenure, project involvement, roles, and realized amounts from transactions.  Because neither the timing of, nor the amount of proceeds from, any transaction can be predicted year-to-year, we do not set the bonus amount (by a formula or otherwise) until a short period of time before payment.

Company-Wide Cash Bonus Paid in 2007

On May 2, 2007, the Company, with the approval of its Board of Directors and upon the recommendation of the Compensation Committee, paid a $4,887,000 gross cash bonus to all employees and a cash bonus of $40,000 to each of the independent directors for extraordinary service related to the April 30, 2007 sale of the uranium assets to Uranium One.

Company-Wide Cash Bonus Paid in 2006

In September 2006, U.S. Energy Corp., with approval of the Board of Directors’ adoption of the recommendations from the Compensation Committee, paid a Company-wide bonus in the aggregate amount of $3,013,000 in recognition of the results of the work done over the years in the organization, operation and sale of Rocky Mountain Gas, Inc. and the sale of the minority equity stake in Pinnacle Gas Resources, Inc.

•
Stock Options (long term incentive amount) – The 2001 Incentive Stock Option Plan (ISOP) was approved at the 2001 Annual Meeting of Shareholders, and was amended in 2004 and 2007 to provide that the number of shares available for issuance be equal to 25% of the total shares issued and outstanding at any point in time. The options are intended to qualify under section 422 of the Internal Revenue Code. Options are issued at exercise prices equal to market price on grant dates (or for holders of 10% or more of the outstanding stock at the time, 110% of market), and may vest (become exercisable) at various times as determined by the Compensation Committee and approved by the Board of Directors.  Prior to 2007 most options have vested immediately.   Options issued during 2007 vest over various periods of time from three to five years. Options cannot be exercised in the first year after their grant.  All options are exercisable for cash, or by delivery of shares of common stock (valued at market), or a combination of cash and stock.  Options are awarded by the Compensation Committee based on performance on projects, acquisitions, and divestiture of companies and assets taking into account staff tenure, project involvement, roles, and realized amounts from transactions.  These serve as an added incentive to executives as well as all personnel involved to maintain healthy growth for the Company’s stock and focus on long term stock appreciation.

If options are intended to be issued at a meeting of the Board of Directors, but there then is material non-public information, the issuance of the options will be postponed until the third business day following release of the information, and the exercise price will be set at the market price on that third business day.

At the annual meeting of shareholders on June 22, 2007, the U.S. Energy shareholders approved the payment of taxes on 222,827 non-qualified options held by officers and directors should those options be exercised prior to their expiration date in 2008.  This tax payment for each exercisor was conditioned on each exercisor who was an officer or director, at time of approval, signing a lockup agreement which prohibits disposition of the shares so acquired until cessation of service due to retirement, disability, or death.  On November 26, 2007 the shareholders of Crested Corp. also approved payment of taxes upon the exercise of non-qualified Crested options, prior to the merger with U.S. Energy, for officers of U.S. Energy who again agreed to sign a lock up agreement with the same terms provided under the U. S. Energy lockup agreement.

Tax Effects of Options

Some of the options are qualified (ISOs), and some are nonqualified under IRS regulations. In general, a participant does not have taxable income upon the grant of an option. Participants will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the exercise price. A participant will not recognize ordinary income upon exercise of an ISO except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Generally, a sale of shares acquired by exercise of an option will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. The Company can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option, but not with respect to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

•
Stock Awards (long term incentive amount) – The shareholders approved the 2001 Stock Compensation Plan (the "SCP") at the 2001 Annual Shareholders Meeting.  The SCP was amended on June 22, 2007 by a vote of the shareholders of U.S. Energy.  The SCP, as amended, will expire at the annual meeting held in 2018 unless further extended by the shareholders.  Under the terms of the SCP each qualifying executive officer, currently four individuals, receives 5,000 shares of U.S. Energy common stock per quarter on which the taxes are paid due to the inability of the executive officers to sell, transfer or pledge the shares.

Since 2001, the stock option and award plans have been the sole method for compensating executives on a regular basis with stock issuance, and stock has not otherwise been issued as compensation.  The existence of the plan does not limit the Board’s authority to compensate officers with additional stock issued for individual performance in other ways.

•	Forfeitable Shares -

On June 22, 2007 the shareholders of the U.S. Energy Corp. authorized the release of 180,060 forfeitable shares, and the payment of taxes due as a result of the release, to employees and officers of the Company.  The shareholders of Crested also approved the release of 15,000 forfeitable shares, converted to 7,500 shares of the Company’s common stock at the time of the merger of Crested into U.S. Energy, and the payment of taxes due on them on November 26, 2007.  The forfeitable shares of U.S. Energy and Crested were issued in the early 1990s but were held in trust until certain conditions were met.

•	Executive Officer Retirement Benefits (long term guaranteed amount) –

A specific retirement plan for executives was approved by the Board of Directors to be effective on October 20, 2005.  This plan is designed to provide supplemental income to executives for post retirement for the inordinate amount of time and effort spent while employed in managing the business and to require assistance from key personnel in transition to new executives and knowledge transfer.  Eligibility for benefits under the plan include reaching age 60 and having served for a minimum of 15 years as a designated executive, and being employed by the Company on December 31, 2010.  During October 2007, the Compensation Committee closed the Executive Retirement Plan to only those executive officers who could qualify, at that time, under the plan for benefits.  Any future executive retirement consideration will be considered by the Compensation Committee and full Board of Directors on a case by case basis.

Benefits include 5 years of payments equal to 50% of the greater of the average of the individual’s last 5 years of base pay or the last annual base pay.  Payments are made through bi-weekly installments.  In return for this consideration, all executives agree to provide 1,040 post retirement consulting hours to the Company to assist with transition and knowledge transfer to replacements.  If a retired executive is asked to provide more than 1,040 hours, he will be compensated at commensurate hourly rates.  In the case of death, the benefits are paid to the beneficiary or estate of the executive and the additional consulting hours are eliminated. Beginning in 2007 the required funding for current officers was funded through the use of a Rabbi Trust which is administered by a third party trustee.

•	Severance and Non-compete Agreements (long term guaranteed amount) –

Individual severance and non-compete agreements have been created by the Board of Directors for key positions.  These agreements are designed to ensure longevity and executive focus on current operations as well as maintain protection against competition in the event of severance of employment or change in control. Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, or severance of employment for other than retirement or cause, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata based on months of service in the year of termination)  portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation up to $250,000 per year; and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid.  Currently those executives who have severance and non-compete agreements are Keith G. Larsen, Chairman and CEO, Mark J. Larsen, President and COO, Robert Scott Lorimer, CFO, Treasurer and V. P. Finance, and Steven R. Youngbauer, Secretary and General Counsel.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)		Non-Equity Incentive Compensation	Change in Pension Value & Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Keith G. Larsen, Chairman and Chief Executive Officer	2007	$223,400	$731,400	$115,300	$48,000	(a)			$552,900	$1,671,000
	2006	$185,000	$300,000	$50,200	$28,900	(b)			$364,400	$928,500

Mark J. Larsen, President and COO	2007	$205,300	$730,400	$115,300	$64,000	(a)			$165,400	$1,280,400
	2006	$170,000	$300,000	$50,200	$28,900	(b)			$26,000	$575,100

Robert Scott Lorimer, Chief Financial Officer and Treasurer	2007	$211,400	$730,700	$115,300	$48,000	(a)			$1,176,400	$2,281,800
	2006	$175,000	$319,000	$50,200	$28,900	(b)			$155,300	$728,400

Steven R. Youngbauer, General Counsel	2007	$156,200	$418,900	$--	$32,000	(a)			$29,300	$636,400
	2006	$120,000	$150,000	$--	$5,800	(b)			$26,000	$301,800

Total	2007	$796,300	$2,611,400	$345,900	$192,000		$--	$--	$1,924,000	$5,869,600
	2006	$650,000	$1,069,000	$150,600	$92,500		$--	$--	$571,700	$2,533,800

(1)
During 2007 and 2006 all employees of U.S. Energy were paid a transaction performance bonus as well as a 10% holiday bonus.   The transaction performance bonuses were paid subsequent to the acceptance of the recommendation of the Compensation Committee by the Board of Directors.  The transaction performance bonus paid in 2007 was in consideration of the extraordinary effort of the employees of U.S. Energy in selling our uranium assets to Uranium One.  The transaction performance bonus paid in 2006 related to the sale of Rocky Mountain Gas, Inc. and the liquidation of U.S. Energy’s shares of Pinnacle Gas Resources, Inc.  The holiday bonus paid to all employees is based on base compensation salary for the twelve months ended December 31, 2007 and 2006.

(2)
Each eligible officer received 15,000 shares and 10,000 shares of U.S. Energy’s common stock under the 2001 Stock Award Plan during the years ended December 31, 2007 and 2006 respectively.  Each grant of shares was made at the beginning of each quarter and valued at market. U.S. Energy paid all applicable taxes on these shares as the executives have agreed not to sell, transfer or pledge these shares until the first of either of their retirement, total disability or death. The amounts do not represent cash paid by U.S. Energy to these persons.  On June 22, 2007 the shareholders of U.S. Energy increased the quarterly number of shares payable to each executive from 2,500 shares to 5,000 shares per quarter.

(3)
Certain options granted to executive officers vested in 2007 and 2006.  The amount of compensation reported in the above table is the amount of expense recorded by U.S. Energy pursuant to SFAS 123(R).  The amounts do not represent cash paid by U.S. Energy to these persons but rather the expense recognized by U.S. Energy for the vesting of the options.

(4)
Components of Other Compensation consist of the exercise of non-qualified stock options, the release of forfeitable shares, life insurance, and ESOP and 401(k) contributions.  These areas of compensation are detailed in the following table:

		Exercise of		Release of
		Non-Qualified		Forfeitable	Life	ESOP	401	(K)
		Stock Options		Shares	Insurance	Contribution	Contribution		Total
		(a)		(b)		(c)	(d)
Keith G. Larsen	2007	$440,000	(i)	$83,900	$300	$24,700	$4,000		$552,900
	2006	$338,400	(ii)			$22,000	$4,000		$364,400

Mark J. Larsen	2007	$136,400	(i)	$--	$300	$24,700	$4,000		$165,400
	2006					$22,000	$4,000		$26,000

Robert Scott Lorimer	2007	$368,100	(i)	$778,800	$800	$24,700	$4,000		$1,176,400
	2006	$129,300	(ii)			$22,000	$4,000		$155,300

Steven R. Youngbauer	2007	$--		$--	$600	$24,700	$4,000		$29,300
	2006					$22,000	$4,000		$26,000

Total	2007	$944,500		$862,700	$2,000	$98,800	$16,000		$1,924,000
	2006	$467,700		$--	$--	$88,000	$16,000		$571,700

(a)(i) During 2007 officers surrendered 83,071 shares of common stock they owned for the exercise of 213,860 options pursuant to the ISOP.  The officers recognized compensation from the spread between the exercise price and the share price on the date of exercise.  Additionally on June 22, 2007, the shareholders of U.S. Energy authorized the payment of taxes on specific non-qualified options which were going to expire.  The officers agreed not to sell, pledge or transfer the shares received from the exercise of the options on which the taxes were paid.  At the time of the merger with Crested, the Crested shareholders approved the cashless exercise of options by officers and employees prior to the merger.  The Crested shareholders also approved the payment of taxes for officers on the exercise of these options of Crested as a result of the officers agreeing to not sell, pledge or transfer the resultant shares of U.S. Energy they received from the cashless exercised options of Crested.  All of the officers in the above table received 26,293 shares of U.S. Energy common stock as a result of the cashless exercise of the Crested options with the exception of Mr. Youngbauer who received 6,574 shares.  The amounts of compensation in the above table do not represent cash paid by U.S. Energy to these officers.

(a)(ii)   Officers exercised 146,427 options by the surrender of 64,932 shares they owned during 2006.  The officers recognized compensation from the spread between the exercise price and the share price on the date of exercise.  The amounts of compensation in the above table do not represent cash paid by U.S. Energy to these officers.

(b)      On May 2, 2007 the Board of Directors amended the Forfeitable Stock Compensation Plan, subject to shareholder approval, to release the forfeitable shares and pay the taxes due as a result of the release of the forfeitable shares.  The shares had been issued to individuals in the early 1990’s and were forfeitable until retirement, total disability or death.  On June 22, 2007 the shareholders of U.S. Energy approved the release of the180,060 forfeitable shares and the payment of taxes upon the release of the forfeitable shares. Mr. Keith Larsen received 8,820 shares and Mr. Lorimer received 75,120 shares as a result of the release of the forfeitable shares.  No other current officers were participants in the Forfeitable Stock Compensation Plan.  Mr. Lorimer also received an additional 7,500 shares of U.S. Energy common stock as a result of the release of forfeitable shares of Crested under the same terms and approved by the Crested shareholders, on November 26, 2007, at the time of the merger with U.S. Energy.  The Forfeitable Stock Compensation Plan is no longer in effect.

(c)      Each executive officer participates in the ESOP which was established to annually make contributions to employee retirement.   During 2007 and 2006 all officers received a $24,700 and  $22,000, respectively, contribution to their ESOP account as a result of the Compensation Committee recommending and the full board approving funding of the 10% of contribution required amount for 2007 and 2006 with common stock of the Company.  The computation of the 10% contribution of wages paid is limited by ceiling wage amounts as outlined in the Internal Revenue Code.

(d)      All executives also participate in the 401(k) plan and all received a $4,000 contribution during 2007 and 2006 as matching funds under the plan for their contributions to the plan.

Grants of Plan-Based Awards

On the recommendation of the Compensation Committee, in 2007 the Board of Directors approved stock awards under the U.S. Energy Corp. 2001 Stock Compensation Plan and stock options under the 2001 ISOP to each of the named executive officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Extimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards		All Other Option Awards		Exercise or Base Price of Option Awards
Name and Position	Grant Date	Threshold	Target	Max	Threshold	Target	Max.
		($)	($)	($)	(#)	(#)	(#)	(#)		(#	)	($/SH)
Keith G. Larsen, Chairman and Chief Executive Officer
2007		--	--	--	--	--	--	15,000	(1)	150,000		$4.97

Mark J. Larsen, President and COO
2007		--	--	--	--	--	--	15,000	(1)	200,000		$4.97

Robert Scott Lorimer, Chief Financial Officer and Treasurer
2007		--	--	--	--	--	--	15,000	(1)	150,000		$4.97

Steven R. Youngbauer, General Counsel
2007		--	--	--	--	--	--	--		100,000		$4.97

Total
2007		--	--	--	--	--	--	45,000		600,000

(1)	Shares granted under the 2001 Stock Compensation Plan.

Outstanding Equity Awards at December 31, 2007

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested	Market Value of shares of stock that have not vested	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)	(#)	($/SH)		(#)	($)	(#)	($)
Name and Position	Exercisable	Unexercisable

Keith G. Larsen	267,734	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
Chairman/CEO	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	30,000	120,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Mark J. Larsen	27,782	--	--	$2.88	09/25/08	N/A	N/A	N/A	N/A
President/COO	41,248	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	98,519	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	40,000	160,000	--	$4.97	07/26/17

Robert Scott Lorimer	80,233	--	--	$2.40	01/09/11	N/A	N/A	N/A	N/A
CFO/Treasurer	100,000	--	--	$3.90	12/06/11	N/A	N/A	N/A	N/A
	52,556	--	--	$2.25	12/07/11	N/A	N/A	N/A	N/A
	59,350	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
	100,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	30,000	120,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Steven R. Youngbauer	25,000	--	--	$2.46	06/30/14	N/A	N/A	N/A	N/A
General Counsel	50,000	--	--	$3.86	10/13/15	N/A	N/A	N/A	N/A
	20,000	80,000	--	$4.97	07/26/17	N/A	N/A	N/A	N/A

Total	1,586,884	480,000

Option Exercises and Stock Vested

		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name and Position		(#)	($)	(#)	($)

Keith G. Larsen	2007	77,718	$276,400	15,000	$115,300	(1)
Chairman/CEO	2006	105,777	$338,400	10,000	$50,200

Mark J. Larsen	2007	70,925	$238,400	15,000	$115,300	(1)
President/COO	2006	-	$-	10,000	$50,200

Robert Scott Lorimer	2007	65,218	$230,700	15,000	$115,300
CFO/Treasurer	2006	40,650	$129,300	10,000	$50,200

Steven R. Youngbauer	2007	-	$-	-	$-
General Counsel	2006	-	$-	-	$-

Total	2007	213,861	$745,500	45,000	$345,900
	2006	146,427	$467,700	30,000	$150,600

(1)
Value of shares issued under the 2001 Stock Compensation Plan on date of issue.  U.S. Energy pays all taxes due on these shares as the executive officer recipient has agreed not to sell, transfer or pledge these shares until his retirement, permanent disability or death.

Nonqualified Deferred Compensation

None of the executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by U.S. Energy Corp.  The Compensation Committee may elect to provide these benefits in the future but there are no current plans to do so.

Employment Agreements

We do not have employment agreements with the executives.

Potential Payments upon Change in Control.

U.S. Energy Corp. has Executive Severance and Non-Compete Agreements with Messrs. Keith G. Larsen, Mark J. Larsen, Robert Scott Lorimer and Steven R. Youngbauer which combine severance and non-compete provisions.  The following summarizes the principal features.

Each agreement provides that if the executive’s employment is terminated within three years of a change in control of the Company, the Company will be required to pay (i) an amount equal to three times the average annual compensation over the prior five years ending before the change in control, (ii) legal fees and expenses incurred by such persons as a result of termination; (iii) the difference between market value (as of the termination date) of shares issuable on exercise of options, and the options' exercise price; (iv) continued insurance coverage (life, health, medical, and disability; (v) any unpaid bonuses (including a pro rata (based on months of service in the year of termination) portion of bonuses paid in the calendar year after termination, if he served for at least six months in the termination year); (vi) two years of non-compete compensation ($250,000 per year) and (vii) a $1 million term life policy with the premiums to be paid by the Company and total premiums paid will be reimbursed from any death benefits paid.

A change of control is defined to mean:

•
the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of the then outstanding voting securities, whether or not that ownership is coupled with or followed by election of new directors who make up a majority of the board;

•	during any two consecutive years, the directors at the beginning of the period cease to be a majority of the board; or
•
as a result of a tender offer, merger, contested election or similar transactions, the directors before the transaction no longer make up a majority of the board (unless the change in the board was approved by majority vote of the directors before the transaction).

If there is a change in control, the executive’s employment will be deemed terminated thereafter if he is assigned duties inconsistent with prior responsibilities; he is not re-elected to the same positions; his base salary is reduced; or any benefit or compensation elements are changed adversely to him.

In addition, during the two years after termination of employment, the executive will not directly or indirectly be involved in the minerals business in most of the Western United States.

This table shows our potential payment obligations under the severance and non-compete agreements, as if termination took place on December 31, 2007.  Actual payments could be more or less.  For the option buyout component, the closing market price of U.S. Energy’s stock on December 31, 2007 is used.  No estimate is made of legal fees that might be involved and no provision is made for bonuses.

Table of Potential Change in Control – Termination Payments
(as if termination had been December 31, 2007)

Amounts shown as 300% of average compensation are based on the average annual salary from the effective date through December 31, 2007.

Name and Position	300% of Average Compensation	Value of Option Exercise at 12-31-07 (1)	Value of Stock Awards at 12-31-07 (2)	Value of Health Insurance for Three Years	Total
Keith G. Larsen, Chief Executive Officer Effective Date 2-14-01	$539,800	$780,700	$392,300	$54,000	$1,766,800
Mark. J. Larsen, President Effective Date 2-14-01	$454,300	$469,800	$392,300	$54,000	$1,370,400
Robert Scott Lorimer, Chief Financial Officer & Treasurer Effective Date 4-18-92	$487,400	$433,800	$392,300	$54,000	$1,367,500
Steven Youngbauer , General Counsel Effective Date 5-1-07	$376,200	$64,300	$392,300	$54,000	$886,800

Total	$1,857,700	$1,748,600	$1,569,200	$216,000	$5,391,500

(1)	Equals closing price on December 29, 2007 less the strike price of issued options times the number of exercisable options.

(2)	Stock awards pursuant to the 2001 Stock Compensation Plan

Retirement Policy.

U.S. Energy Corp. adopted an executive retirement policy in 2005 and amended it in 2006 and 2007.  The executive retirement policy as well as the policy for all U.S. Energy employees sets a mandatory retirement age of 70, although the Board of Directors may request service thereafter.

The executive retirement policy provides retirement benefits for an eligible officer who has reached 60 years of age, has served a minimum of 15 years as an executive officer, and remains employed until December 31, 2010.  All conditions of eligibility must be met completely to qualify for cash payments under the plan.  The officers eligible for this benefit, under the plan as amended, are the Keith G. Larsen, Mark J. Larsen and Robert Scott Lorimer; none are eligible to retire in 2008.

At retirement, an executive will receive for five years 50% of the greater of (i) annual base salary (using his final regular pay check to calculate the annual rate), or (ii) the average annual salary which he received over the last five years.  The benefit will be paid monthly (in accordance with normal bi-weekly payroll practices) for five years following retirement from employment.  The first six months of benefits may be paid in the seventh month for a ‘specified employee’ (as defined in section 409(a)(2)(B) of the Code) instead of bi-weekly for the first six months.  At death, the unpaid installments will be paid to his designee (or classes of preference beneficiaries, if there is no designee).  The benefits are not assignable.  No perquisites will be continued or provided.  Life and medical insurance coverage are not continued.

The retired executive will be available to U.S. Energy for up to 1,040 hours per year during the benefit period for consulting or other service the Board deems is needed, for which he will not be paid anything.  Service in addition to the annual available hours would be compensated on an hourly basis at the rate in effect at retirement.  This retirement benefit may be extended beyond the benefit period at the discretion of the boards, at a rate which would be negotiated (but not less than the initial retirement rate).

During 2007 the Board of Directors of U.S. Energy ratified the recommendation of the Compensation Committee to fund the Executive Retirement Plan for the three eligible officers.  The Board of Directors further directed that $375,500 be set aside in a Rabbi Trust to be managed by an independent trustee pursuant to the requirements of the trust and executive retirement plan.  Annually additional amounts will be set aside to fund the retirement plan and will be paid out per the plan by the trustee to eligible retired officers pursuant to the terms of the plan.  The following table sets forth the status of the Executive Retirement Plan:

Name and Position	Plan Year	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments during Last Calendar Year

Keith G. Larsen	2007	10	$320,000	$-
Chairman/CEO	2006	9	$235,200	$-

Mark J. Larsen	2007	2	$245,200	$-
President/COO	2006	1	$180,300	$-

Robert Scott Lorimer	2007	16	$439,290	$-
CFO/Treasurer	2006	15	$322,200	$-

Total	2007		$1,004,490	$-
	2006		$737,700	$-

Two former executive officers were eligible for benefits under the Plan, John L. Larsen and Daniel P. Svilar.  Mr. Larsen, former Chairman, CEO and President, qualified under the plan and passed away on September 4, 2006.  His estate received $13,100 pursuant to the Executive Retirement Plan and $143,800 pursuant to a death benefit plan which no longer is effective to any executive officer.  Mr. Larsen’s estate will receive benefits earned under the Plan through September 4, 2011.  Daniel P. Svilar, former General Counsel and Secretary, retired on January 12, 2007.  During 2007, Mr. Svilar received $81,700 in benefits pursuant to the Plan.  Mr. Svilar will continue to receive benefits pursuant to the Executive Retirement Plan through January 12, 2012.  The benefits due to Mr. John L. Larsen and Mr. Daniel P. Svilar are not funded.

Mr. John L. Larsen, Daniel P. Svilar and Robert Scott Lorimer, current CFO, Treasurer and Director, performed extraordinary services in the acquisition of and preservation of uranium and other assets over a  period of 25 years.  The work performed was integral to having the assets available for sale to sxr Uranium One Inc. in 2007 and required many years of longer than normal work hours and extraordinary demands placed on the three executive officers in addition to the performance of their regular duties to U.S. Energy.  The Board of Directors accepted the recommendation of the Compensation Committee to pay each of the three executives $500,000 for such services and further agreed to pay the taxes due on the bonus.  The payments are unconditional as a result of the extraordinary efforts of the three executives.  The three executives also serve as board members but recused themselves from the vote and did not participate in any of the deliberations of the Compensation Committee or Board of Directors regarding the bonuses.  Payment was made to the estate of John L. Larsen and to Daniel P. Svilar in two equal payments in 2006 and 2007.  Mr. Lorimer will be paid in eight equal quarterly payments of $62,500, net of taxes, beginning March 31, 2008 and ending December 31, 2009.

Effective December 28, 2007, Harold F. Herron, a former officer and director of U.S. Energy and certain of its subsidiaries, elected to take early retirement.  Mr. Herron, although not fully vested in the Executive Retirement Plan, had served the company for many years.  As a result of that service and the decision to retire early, the Board of Directors made a one time payment to Mr. Herron of $600,000 in January 2008.  U.S. Energy further agreed to pay up to $10,000 in documented outplacement expenses for one year from the effective date of Mr. Herron’s retirement.  In return for the retirement benefit payment Mr. Herron agreed to (1) vote consistent with management on all matters affecting the Company or its subsidiaries or affiliates and (2) for a period of three years assist the Company with any project subject in which Mr. Herron was involved during his employment including litigation support.  During 2007, Mr. Herron received total compensation of $2,065,300.  This compensation consisted of $205,300 base pay, $400 life insurance, $709,800 Uranium One corporate bonus, $20,600 holiday bonus, $115,300 stock bonus and taxes due on the stock bonus, $252,200 exercise of non qualified stock options and $761,700 for the release of forfeitable shares and the payment of taxes at time of release.  Mr. Herron continues to serve as the president of Sutter Gold Mining, Inc.

Non-Employee Director Compensation Table

Directors who are employees are not paid for service as directors.  Non-employee directors receive a combination of cash payments ($1,000 per month and $500 for attending board meetings in person), and reimbursements for any travel expenses incurred in attending the meetings.  Amounts paid to these directors in 2006 and 2007 were as follow:

	Fee Earned or Paid in Cash (1)	Stock Awards (2)	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
	($)	($)	($)	($)	($)	($)	($)
Name

Michael J. Feinstein
2007	$13,000	$-	$-	N/A	N/A	$43,500	$56,500
2006	$12,300	$4,500	$-	N/A	N/A	$22,500	$39,300

Michael Anderson
2007	$13,500	$-	$-	N/A	N/A	$43,500	$57,000
2006	$11,800	$4,500	$-	N/A	N/A	$22,500	$38,800

Allen S. Winters
2007	$19,500	$-	$-	N/A	N/A	$43,500	$63,000
2006	$11,300	$-	$-	N/A	N/A		$11,300

H. Russel Fraser
2007	$17,750	$-	$-	N/A	N/A	$43,500	$61,250
2006	$12,300	$4,500	$-	N/A	N/A	$22,500	$39,300

Total
2007	$63,750	$-	$-	N/A	N/A	$174,000	$237,750
2006	$47,700	$13,500	$-	N/A	N/A	$67,500	$128,700

(1)
Directors are paid $1,000 per month and $500 per meeting attended in person.  Beginning on March 7, 2008 the Chairman of the Audit and Compensation Committees will receive an additional $100 per month for their service.  During 2007, Mr. Winters and Mr. Fraser were also paid $5,000 and $3,750 respectively for serving on the U.S. Moly board of directors.  U.S. Moly was dissolved during 2007; no future director fees will be paid other than those paid by U.S. Energy.

(2)
During 2006 each director was paid $4,500 in common stock.  Each of the above directors, except Mr. Winters who was not a Board member at the time, received 785 shares valued at $4,500 during 2006 for service in 2005.

(3)
The directors adopted the recommendation of Mr. Keith Larsen, as Chairman and CEO, that the independent directors participate in the 2007 and 2006 cash bonus for the sale of U.S. Energy’s uranium assets to Uranium One and Rocky Mountain Gas, Inc. and its interest in Pinnacle.  Each director received a cash bonus of $40,000 during 2007 and $20,000 during 2006 (Mr. Winters did not receive a cash bonus in 2006 as he was not a director at the time).  Additionally, each director was paid a $3,500 cash holiday bonus during 2007 and all but Mr. Winters received a $2,500 cash holiday bonus during 2006.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members has been an officer or employee of U.S. Energy, and none of the members had any relationship with the Company which would be required to be disclosed under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with management, and, based on that review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Proposal 2: Adoption of the 2008 Stock Option Plan for Non-Employee Directors

The Board of Directors has adopted and recommends that the shareholders approve an Stock Option Plan for the issuance of options to independent directors.  The Plan also may be used to issue options to members of an Advisory Board which the Company may establish in the future.  Under Nasdaq rules, the Plan must be approved by the shareholders.

In the past, independent directors were compensated, in part, by annual stock awards of $4,500 for each individual (see the Non-Employee Director Compensation table above).  No stock was awarded in 2007.  The Plan now proposed will replace stock award program as the equity component for paying independent directors for Board service.  Management believes, with the concurrence of the independent directors, that options will provide a more appropriate method of long-term equity incentive for the independent directors, as compared to straight stock awards.

If approved, the Plan will allow the issuance of options to purchase shares of common stock to the independent directors as a group, with the total number of shares available for issuance underlying options to be not more than one percent of the number of the Company’s shares of common stock issued and outstanding at any point in time.  The options will be issued as non-qualified options under the Code and applicable IRS regulations.  Options will be issued at exercise prices equal to market price on grant dates, may vest (become exercisable) at various times as determined by the employee directors.  Options will not be exercisable in the first year after their grant.  All options will be exercisable for cash, or by delivery of shares of common stock (valued at market), or a combination of cash and stock.

The number of options to be issued to the independent directors, should the Plan be approved by shareholders, has not been established as of the date this Proxy Statement is being mailed to shareholders.

Certain Relationships and Related Transactions

Family Employment.

Mr. Keith G. Larsen, Chairman and CEO, and Mr. Mark J. Larsen are brothers.   Mr. Richard Larsen, brother of Keith and Mark Larsen, is the chief pilot for the Company and Mr. Reggie Larsen, son of Richard Larsen, is the Office Manger/Administrative Assistant.  Richard Larsen and Reggie Larsen were paid $422,700 and $112,500 respectively during 2007, which includes their base pay, the Uranium One and holiday bonus paid to all employees, the exercise of non qualified option by Richard Larsen and the release of forfeitable shares to him.  Additionally, Richard Larsen received 5,812 shares, valued at $24,700, as the annual contribution to his ESOP account during 2007 and Reggie Larsen received 2,906 shares valued at $14,400.  U.S. Energy also made a contribution of $4,000 and $2,400 to the 401(k) retirement accounts of Richard Larsen and Reggie Larsen, respectively, during 2007.

During the year ended December 31, 2005, U.S. Energy adopted a nepotism policy which was amended in 2007.  The policy provides that family members of any employee, which include father, mother, sibling, son, daughter, niece, nephew or grandchildren, may not be hired, supervised or terminated by a direct family member.  Additionally, family members are not allowed to participate in any discussion relating to the setting of compensation rates for other family members.  The policy was amended to provide that a direct family member of any employee can only be hired after the Compensation Committee has reviewed the application of a direct family member, has satisfied itself that the position is (a) necessary, (b) has been adequately advertised, (c) other applicants have been interviewed by non family managers of the Company and (d) that the family member is the most qualified for the position.  Further, written approval from the chairman of the Compensation Committee must be received along with an approved rate of pay before any family members of any employees, officers or directors can be employed and paid by the Company.

Policy of the Audit Committee

From time to time, we have entered into transactions with certain “related persons,” a category that generally includes executive officers, directors, and beneficial owners of five percent or more of the common stock; and immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest.  We refer to these transactions with these related persons as “related party transactions.”  The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000, although, as a matter of policy, the committee reviews and approves all such transactions regardless of the amount involved.

The committee considers all relevant factors when determining whether to approve a proposed related party transaction, including (without limitation):

•	the size of the transaction and the amount of consideration that might be paid to a related person;
•	the nature of the interest of the applicable related person; and
•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties.

Implementation of the Policy

In determining whether to approve a proposed related party transaction, the committee must be reasonably satisfied that

•	The transaction likely will benefit, significantly, all shareholders at large, even though it will provide a benefit to the related parties; and
•	Goods or services of comparable quality either cannot be obtained from third parties in time to meet the Company’s needs, or can be obtained but at significantly higher cost.

In appropriate circumstances, the committee may enlist outside sources to obtain information about the possibility of using third party vendors’ goods and/or services.

The policy has been followed by the committee since 2004.

Related Party Transactions

All of the following transactions have been approved by the Audit Committee, except where noted:

Sutter Gold Mining Inc. (“SGMI”) is owned by public shareholders, U.S. Energy, and by officers and some of the directors of U.S. Energy.  As of the date of this proxy statement, options to purchase 1,525,000 shares are held by officers and directors of U.S. Energy; additional options are held by U.S. Energy employees, and also by officers and directors of SGMI who are not affiliated with U.S. Energy.  The options held by USE officers and directors were issued in April 2005 and August 2006.  Keith G. Larsen and Allen S. Winters are directors of both U.S. Energy and SGMI   These individuals, together with the other officers and directors of U.S. Energy, own approximately 1% of SGMI outstanding common stock, and also hold options to buy SGMI stock (850,000 shares exercisable until April 2010 at $0.28 per share, 150,000 at $0.30 per share until April 2011 and 525,000 shares until August 2011 at $0.35 per share).  Because SGMI is a public company, the USE Board of Directors does not intend to modify or eliminate the existing stock and options held by officers, directors, and employees of SGMI, and the award of additional options in SGMI will be determined by the board of directors of SGMI.

On March 14, 2007, SGMI reached a Settlement Agreement with the U.S. Energy regarding: 1) an accumulated debt obligation by SGMI of approximately $2,025,700 at December 31, 2006 for expenditures made by the Company on behalf of SGMI and 2) a Contingent Stock Purchase Warrant between SGMI and the Company.

U.S. Energy agreed to accept 7,621,867 shares of SGMI common stock (subject to approval by the Toronto Stock Exchange (“TSX”)).  The debt was therefore paid at negotiated price of $.26 per share.  The price for SMGI stock on March 15, 2007 was $.20 per share.  U.S. Energy also agreed to settle the Contingent Stock Purchase Warrant agreement of approximately $4.6 million, in exchange for a 5% net profits interest royalty ("NPIR").  Furthermore, SGMI agreed that the 5% royalty will continue until U.S. Energy has recouped the $4.6 million.  Once the $4.6 million is recouped the 5% NPIR shall be converted to a 1% NPIR thereafter.

On June 20, 2007, U.S. Energy established a Line of Credit and Loan Agreement to provide up to $1.0 million of debt funding to SGMI at 12% interest.  U.S. Energy and SGMI entered into a settlement agreement on December 21, 2007 to retire the line of credit as a result of SGMI delivering to U.S. Energy 225,000 shares of U.S. Energy’s common stock.  The settlement value of the stock was the five day Volume Weighted Average Price (“VWAP”) from December 14, 2007 to December 20, 2007.  Based on the VWAP price of $4.37 per share, U.S. Energy credited SGMI $982,900 which included $12,000 in interest, $723,300 of previously advanced funds under the Line of Credit and an additional cash contribution by U.S. Energy of $247,600 at time of closing.

Proposal 3:    Ratification of the Appointment of Independent Auditors

The Board of Directors seeks shareholder ratification of the board's appointment of Moss Adams LLP, Scottsdale, Arizona, certified public accountants, to act as the auditors of our financial statements for the year ending December 31, 2008.  Moss Adams LLP has audited our financial statements for the years ended December 31, 2006 and 2007.The board has not determined what action, if any, would be taken should the appointment of Moss Adams not be ratified at the meeting.

Principal Accounting Fees and Services

	Year Ending December 31
	2007	2006
Audit fees (a)	$158,700	$123,000
Audit related fees (b)	$33,400	$8,400
Tax fees (c)	$-	$-
All other fees (d)	$25,200	$-
	$217,300	$131,400

(a)	Includes fees for audit of the annual financial statements and review of quarterly financial information filed with the Securities and Exchange Commission ("SEC").

(b)	For assurance and related services that were reasonably related to the performance of the audit or review of the financial statements, which fees are not included in the Audit Fees category.

(c)	For tax compliance, tax advice, and tax planning services, relating to federal and state tax returns as necessary.

(d)	For services in respect of other reports required to be filed by the SEC and other agencies.

The Audit Committee approves the terms of engagement before we engage the audit firm for audit and non-audit services, except as to engagements for services outside the scope of the original terms, in which instances the services have been provided pursuant to pre-approval policies and procedures, established by the Audit Committee.  These pre-approval policies and procedures are detailed as to the category of service and the Audit Committee is kept informed of each service provided.  These policies and procedures, and the work performed pursuant thereto, do not include any delegation to management of the Audit Committee's responsibilities under the Securities Exchange Act of 1934.

The percentage of services provided for Audit-Related Fees, Tax Fees and All Other Fees for 2007 (and 2006), are as follows:

	Year Ending December 31
	2007	2006
Audit fees	73.0%	93.6%
Audit related fees	15.4%	6.4%
Tax fees	0.0%	0.0%
All other fees	11.6%	0.0%

Relationship with Independent Accountants

Moss Adams LLP has audited the Company's financial statements for the twelve months ended December 31, 2007 and 2006.  A representative will be present at the meeting in person or by telephone to respond to appropriate questions, and will be provided the opportunity to make a statement at the meeting.  There have been no disagreements between the Company and Moss Adams concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which were not resolved to the satisfaction of that firm.

Copies of Our Form 10-K

Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Annual Report on Form 10-K for the twelve months ended December 31, 2007, with exhibits, as filed with the Securities and Exchange Commission.  Please address your request to Steven R. Youngbauer, Secretary, at U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501.  You also may call or fax him at T 307.856.9271, F 307.857.3050.

Exhibit Index

Exhibit No.                           Description of Exhibit
99.1                      Audit Committee Charter
99.2                      Certification by Audit Committee
99.3                      Nominating Committee Charter

PROXY                                                                                                                                                  U.S. ENERGY CORP.                                                                PROXY

KNOW ALL PERSONS:  That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. Keith G. Larsen and Mark J. Larsen, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's Offices at 877 North 8th West, Riverton, Wyoming 82501 on Friday, June 27, 2008 at 10:00 a.m., local time, or at any adjournments thereof upon the following:

THE PROXIES WILL VOTE:  (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

The Board of Directors Recommends You Vote in Favor of the Nominees, in Favor of Adopting the Incentive Stock Option Plan for Non-Employee Directors, and in Favor the Selection of Independent Auditors.

If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card.  If you wish to vote on items individually, please also mark the appropriate boxes below.

INSTRUCTION:  Mark only one box for each line item.

1.           Election of Directors:

⁬FOR the nominee	⁬	ABSTAIN
Robert Scott Lorimer	☐	Robert Scott Lorimer	☐

⁬FOR the nominee	⁬	ABSTAIN
Michael H. Feinstein	☐	Michael H. Feinstein	☐

⁬FOR the nominee	⁬	ABSTAIN
H. Russell Fraser	☐	H. Russell Fraser	☐

IN THE VOTING FOR DIRECTORS, YOU HAVE THE OPTION:  To vote for some nominees(s), but abstain from voting for other nominee(s).  To do so, (1) check the FOR box, and (2) draw a line through the name of the nominee(s) you want to abstain from.  To abstain from voting for all nominees, check the ABSTAIN box and do not draw a line through any name.

OR,

To vote for nominees by cumulating your votes, follow these steps:  (1) check the FOR box; (2) multiply the number of shares you hold times 3; and (3) print the number of votes you want to cast on the line next to the nominee(s) you want to vote for, and draw a line through the nominee(s) you do not want to vote for.  You may cast your votes for one nominee, or you may distribute your votes among the nominees as you wish.  The total votes cast must equal the total number of shares you hold, multiplied by 3.

2.           Adoption of the Incentive Stock Option Plan for Non-Employee Directors:

☐  FOR the Plan                                               ⁬☐  AGAINST the Plan ⁬☐  ABSTAIN

3.           Ratification of appointment of Moss Adams LLP as independent auditors for the current fiscal year.

⁬☐  FOR the appointment⁬☐  AGAINST the appointment⁬☐  ABSTAIN

4.           In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY                                                                                       U.S. ENERGY CORP.                                             PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.  THE SHARES REPRESENTED HEREBY WILL BE VOTED AS PROVIDED ON THE REVERSE SIDE.

Sign your name exactly as it appears on the mailing label below.  It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person.  When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

(Sign on this line - joint holders may sign appropriately)

é                                                                   ù
(Date)                                           (Number of Shares)
PLEASE NOTE: Please sign, date and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.
Please check if you are planning to attend the meeting ☐

ë	û	If the address on the mailing label is not correct, please provide the correct address in the following space.